Exhibit 5
June 14, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re:	Registration Statement on Form S-8 with respect to 5,875,000 shares of Class B common stock, $0.01 par value

Ladies and Gentlemen:

     I am the Vice President, General Counsel and Secretary of Hubbell Incorporated, a Connecticut corporation (the “Company”) and am familiar with its corporate affairs and proceedings. I have advised the Company with respect to the Hubbell Incorporated 2005 Incentive Award Plan (the “Plan”) and the proposed issuance and sale of 5,875,000 shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Shares”), pursuant to awards granted under the Plan, all as described in the Registration Statement on Form S-8 (the “Registration Statement”), dated June 14, 2005, being filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.

     I have examined the Registration Statement and the Plan. In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates of public officials, and other documents as I have deemed necessary as a basis for my opinion hereafter expressed.

     Based on the foregoing, it is my opinion that the Shares have been duly and validly authorized and will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

Hubbell Incorporated

/s/ Richard W. Davies
Richard W. Davies
Vice President, General
Counsel and Secretary